Investor Relations Contact
J. Michael Bruff
Senior Vice President, Investor Relations
+1 (650) 424-5163
investors@varian.com

Press Contact
Mark Plungy
Director, Public Relations
+1 (650) 424-5630
mark.plungy@varian.com
FOR IMMEDIATE RELEASE
Varian Reports Results for Fourth Quarter and Full Fiscal Year 2019; Appoints New President of Interventional Oncology Solutions and New Chief Financial Officer

Fourth Quarter 2019 Summary

•	Oncology Systems gross orders grew 7% in dollars and 7% in constant currency; North America gross orders grew 10%; 17 EthosTM orders received in Europe and Australia

•	Total company revenues grew 10% in dollars, or 11% in constant currency, to $879 million

•	GAAP operating earnings declined 3% representing 14.7% of revenues; Non-GAAP operating earnings grew 13% representing 18.1% of revenues

•	GAAP net earnings per diluted share of $0.97; Non-GAAP net earnings per diluted share of $1.21

•
Tariff exclusions had a $21 million benefit to revenues, a $4 million benefit to cost of revenues and a $2 million expense triggered by receiving the exclusion, with a net benefit to Non-GAAP operating earnings of $23 million

Fiscal Year 2019 Summary

•	Oncology Systems gross orders grew 9% in dollars, or 11% in constant currency

•	Total company revenues grew 10% in dollars, or 12% in constant currency, to $3.2 billion

•	Organic revenues, which excludes the year over year impact of FX and growth from the acquisitions of CTSI, Endocare, Alicon and the Boston Scientific bead portfolio, grew 11%

•	GAAP operating earnings declined 7% representing 12.6% of revenues; Non-GAAP operating earnings grew 6% representing 16.8% of revenues

•	GAAP net earnings per diluted share of $3.38; Non-GAAP net earnings per diluted share of $4.63

New President of Interventional Oncology and New Chief Financial Officer

•
Effective December 1, 2019, Gary E. Bischoping, Jr., currently senior vice president, Finance & chief finance officer, will take on a new role as president, Interventional Oncology Solutions; J. Michael Bruff, currently senior vice president, Finance and Investor Relations, will succeed Bischoping as senior vice president, Finance & chief finance officer

PALO ALTO, Calif. - October 23, 2019 - Varian (NYSE: VAR) today announced its fourth quarter and full fiscal year 2019 results and new appointments to key leadership roles.

“This is the second consecutive fiscal year we have reported double-digit revenue growth and 9 percent Oncology orders growth; our core business is strong and being powered by our continuous innovation cycle, and our acquisitions are delivering on growth expectations,” said Dow Wilson, Chief Executive Officer of Varian. “While we have more work to do in sharpening our execution, our order and revenue growth has us looking forward to the next fiscal year. We have strong momentum exiting our fourth quarter and our long-term growth and value creation strategy is delivering for patients, clinicians and our shareholders.”

Summary

(Dollars and shares in millions, except per share amounts)	Q4 2019	Q4 2018	Y/Y	FY 2019	FY 2018	Y/Y
Revenues	$878.9	$801.6	10%	$3,225.1	$2,919.1	10%
Gross margin as a percentage of revenues	43.8%	42.3%	150 bps	42.5%	43.6%	(110 bps)
GAAP net earnings attributable to Varian	$89.3	$116.4	(23)%	$310.5	$149.9	107%
GAAP net earnings per share - diluted	$0.97	$1.26	(23)%	$3.38	$1.62	109%
Net cash provided by operating activities	$117.8	$108.2	9%	$371.8	$454.9	(18)%
Non-GAAP net earnings attributable to Varian (1)	$111.4	$107.2	4%	$425.7	$408.9	4%
Non-GAAP net earnings per share - diluted (1)	$1.21	$1.16	4%	$4.63	$4.42	5%
Shares used in computing GAAP and non-GAAP net earnings per diluted share	91.7	92.2		91.9	92.5

(1)
Non-GAAP net earnings and Non-GAAP net earnings per diluted share are defined as GAAP net earnings and GAAP net earnings per diluted share adjusted to exclude the amortization of intangible assets and inventory step-up, acquisition-related expenses and in-process research and development, impairment charges, significant litigation charges or benefits and legal costs, gains and losses on equity investments, and significant non-recurring tax expense or benefit.

The company ended the quarter with $531 million in cash and cash equivalents and $412 million in debt. Net cash provided by operating activities was $118 million, up 9%. Cash Flows from operations were $372 million for the fiscal year, down 18% due to higher working capital to support product transition and growth. During the quarter, the company invested $32 million to repurchase 279,000 shares of common stock.

Oncology Systems Segment
Continued leadership in innovation and market execution drove strong worldwide growth in 2019. Oncology revenues totaled $820 million for the fourth quarter, up 8%, and $3.1 billion for the full year, up 11%. Operating earnings for the segment increased 3% for the quarter and were flat for the full year.

Gross orders for the fourth quarter were $1.1 billion, up 7%, and $3.4 billion for the full year, up 9%. Gross orders in the Americas were up 11% for the fourth quarter. In EMEA, gross orders in the quarter rose 10%, driven in part by orders for 13 TrueBeam systems as a part of the Tata Trusts framework agreement. In APAC, gross orders decreased 9% with a challenging quarter in Japan that was partially offset by growth in China and South East Asia and Korea.

Proton Solutions Segment
Proton Solutions revenues totaled $42 million for the fourth quarter, down 9%, and $144 million for the full year, down 3%. We took one new order at Ohio State University in the fourth quarter for a total of four proton orders in the full year.

Other Segment
Revenues for our Other segment were $17 million in the fourth quarter. The Other segment is comprised of our interventional oncology business, including cryoablation, embolic microspheres, and microwave ablation, as well as our cardiac radioablation assets.

Tariff Exclusion
The company received two tariff exclusions in the fourth quarter. The exclusions had a $21 million benefit to revenues, a $4 million benefit to cost of revenues and triggered a $2 million expense due to receiving the exclusion in China. The net benefit to operating earnings was $23 million, or $0.19 on a Non-GAAP earnings per share basis. The net benefit was mostly offset by an increase in tax rate driven by updates to the estimated impact of the Global Intangible Low Tax Income (GILTI) and Base Erosion and Anti-Abuse Tax (BEAT) provisions of the Tax Cuts and Jobs Act, and expenses related to annual discretionary contributions to US-based foundations that independently fund research and training. A dditionally, operational spend in our core businesses came in above expectations although this higher spend was partially offset by early momentum in our recent acquisitions.

Incrementally, the company did not record approximately $11 million of potential tariff refund in the fourth quarter due to timing of recognition. We expect to recognize this benefit in fiscal year 2020.

Guidance for Full Fiscal Year 2020
Our guidance continues to consider the projected market growth and momentum of our products and solutions in the market.

Our fiscal year 2020 guidance considers the recently announced tariff exclusions from both China and the United States Trade Representative. Expecting to continue our strong operational performance, the company plans to invest in our growth initiatives including: driving core business growth in China, fueling growth of our recent acquisitions by building out global sales and distribution capacity, and touching more patients by ramping research and development investments in technology-enabled services, FLASH technology, our Noona patient reported outcome offering, and cloud-based software. Continuing to invest in meaningful innovation, go-to-market capabilities, and scalable infrastructure is aligned with our commitment to drive long-term growth for shareholders.

After careful consideration of these assumptions, we expect the following for fiscal year 2020:

$M	FY18 Actual	FY19 Actual	FY20 Guidance
Revenues	$2,919	$3,225	$3,515B to $3,612B
Y/Y % Organic Y/Y % (1)	11%	10%	9% to 12% 7% to 9%
Non-GAAP Operating Earnings as a percentage of Revenues	17.6%	16.8%	17.5% to 18.5%
Non-GAAP net earnings per share-diluted ($) (2)	$4.42	$4.63	$5.30 to $5.45
Cash flow from operations	$455	$372	$450M to $500M

(1)	Organic growth excludes the year over year impact of FX and growth from the acquisitions of CTSI, Endocare, Alicon and the Boston Scientific bead portfolio.

(2)
These values are presented on a non-GAAP basis. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to potential significant variability and limited visibility of the excluded items.

The guidance assumes a Non-GAAP effective tax rate of 22.5% to 23.5% and a weighted average diluted share count of 92 million. The guidance also assumes currency rates as of the beginning of fiscal year 2020, includes acquisitions announced to date, and includes the expected impact of all currently enacted tariffs.

Varian Appoints New President of Interventional Oncology; New Chief Financial Officer
Effective Dec. 1, 2019, Gary E. Bischoping, Jr., currently senior vice president, Finance & chief finance officer, will take on a new role as president, Interventional Oncology Solutions. J. Michael Bruff, currently senior vice president, Finance and Investor Relations, will succeed Bischoping as senior vice president, Finance & chief finance officer. Both executives will report directly to Dow Wilson, Varian CEO.

Earlier this year, we combined the recently acquired businesses of Endocare, Alicon and the microsphere and bland embolic bead assets from Boston Scientific to create our Interventional Oncology Solutions business under the Chief Growth Office, reporting to Kolleen Kennedy, president, Proton Solutions and chief growth officer. Based on the success of the integration and the robust early performance by our Interventional Oncology Solutions business, it is the right time to move this new business from the incubation stage under the Chief Growth Office, and it will now report directly to Bischoping in his new role as president of Interventional Oncology Solutions. Kennedy will continue in her role as president, Proton Solutions and chief growth officer, in which capacity she will focus on incubating emerging technologies, including FLASH therapy and cardiac radioablation, as well as leading our acquisition integration office.

“These moves will optimally position Varian for continued growth and are the result of our strong succession planning process,” said Wilson. “During his tenure as CFO, Gary reset resource and capital allocation to invest in organic and inorganic opportunities focused on driving long-term growth and value creation. In addition, he led a successful initiative to build and strengthen the broader CFO organization’s capabilities. Gary will leverage his keen business expertise to further build Varian’s Interventional Oncology Solutions’ go-to-market organization, product portfolio and business management system to take advantage of the exciting opportunities we see in the interventional oncology space.”

Mike Bruff joined Varian two years ago with extensive finance, accounting and operational experience. Since then, he has built a robust investor relations strategy and enhanced the company’s financial planning and business partnership functions. Prior to joining Varian, Bruff held a series of senior international and domestic roles, including business segment CFO, and roles in financial planning, accounting and internal audit at Dell Technologies. He also held leadership positions in corporate reporting at MCI Telecommunications and served as vice president, Services Accounting and Finance at CA, Inc. Bruff began his career in accounting and auditing at Deloitte and Touche in Washington, D.C.

“Mike understands the Varian processes and strategy, and he has the right background and experience to help navigate Varian through the next growth stages,” said Wilson. “As Varian continues to evolve and grow, our deep bench of leadership capabilities across the organization will help propel our business to success in the near- and long-term.”

Unless otherwise stated in this release, all growth rates are year-over-year, any references to orders are gross orders, and all periods referred to are fiscal periods. Please refer to “Discussion of Non-GAAP Financial Measures” below for a description of items excluded from expected non-GAAP earnings.

Investor Conference Call
Varian Medical Systems is scheduled to conduct its fourth quarter fiscal year 2019 conference call at 1:30 p.m. Pacific Time today. To access the live webcast or replay of the call, visit the Investor Relations page on our website at www.varian.com/investors. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering conference ID 13694509. The teleconference replay will be available through 5:00 p.m. Pacific Time, Friday, October 25, 2019.

# # #

About Varian
At Varian, we envision a world without fear of cancer. For more than 70 years, we have developed, built and delivered innovative cancer care technologies and solutions for our clinical partners around the globe to help them treat millions of patients each year. With an Intelligent Cancer Care approach, we are harnessing advanced technologies like artificial intelligence, machine learning and data analytics to enhance cancer treatment and expand access to care. Our 9,200 employees across 70 countries keep the patient and our clinical partners at the center of our thinking as we power new victories in cancer care. Because, for cancer patients everywhere, their fight is our fight. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, operating expenses, tax rate, cash flows, earnings growth or other financial results; and any statements using the terms “could,” “believe,” “expect,” “promising,” “outlook,” “should,” “well-positioned,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include our ability to achieve expected synergies from acquisitions; risks associated with integrating recent acquisitions; global economic conditions and changes to trends for cancer treatment regionally; currency exchange rates and tax rates; the impact of the Tax Cuts and Jobs Act; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; recent and potential future tariffs or a global trade war; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; risks associated with the company providing financing for the construction and start-up operations of particle therapy centers, challenges associated with commercializing the company’s proton solutions business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges related to entering into new business lines; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.
Varian has not filed its Form 10-K for the year ended September 27, 2019. As a result, all financial results described here should be considered preliminary, and are subject to change to reflect any necessary adjustments, completion of purchase accounting, or changes in accounting estimates, that are identified prior to the time the company files the Form 10-K.

Varian Medical Systems, Inc. and Subsidiaries
Preliminary Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 2019	Q4 2018	FY 2019	FY 2018
Gross orders	$1,184.6	$1,072.4	$3,568.8	$3,171.6
Oncology Systems	1,136.6	1,066.6	3,397.6	3,113.9
Proton Solutions	30.6	5.8	151.8	57.7
Other	17.4	—	19.4	—
Order backlog	3,390.1	3,183.0	3,390.1	3,183.0
Revenues	878.9	801.6	3,225.1	2,919.1
Oncology Systems	819.6	755.6	3,061.8	2,770.2
Proton Solutions	41.9	46.0	143.9	148.9
Other	17.4	—	19.4	—
Cost of revenues	494.3	462.9	1,854.8	1,645.5
Gross margin	384.6	338.7	1,370.3	1,273.6
As a percentage of revenues	43.8%	42.3%	42.5%	43.6%
Operating expenses
Research and development	65.2	59.6	247.6	233.9
Selling, general and administrative	181.6	143.2	623.1	543.5
Impairment charges	—	0.3	50.6	22.4
Acquisition-related expenses and in-process research and development	8.4	2.5	44.2	36.4
Operating earnings	129.4	133.1	404.8	437.4
As a percentage of revenues	14.7%	16.6%	12.6%	15.0%
Interest income (expense)	(1.3)	7.6	6.3	10.5
Other income, net	0.9	1.3	28.3	4.2
Earnings before taxes	129.0	142.0	439.4	452.1
Taxes on earnings	40.0	25.2	128.6	301.8
Net earnings	89.0	116.8	310.8	150.3
Less: Net earnings (loss) attributable to non-controlling interests	(0.3)	0.4	0.3	0.4
Net earnings attributable to Varian	$89.3	$116.4	$310.5	$149.9

Net earnings per share - basic	$0.98	$1.27	$3.41	$1.64
Net earnings per share - diluted	$0.97	$1.26	$3.38	$1.62

Shares used in the calculation of net earnings per share:
Weighted average shares outstanding - basic	91.0	91.3	91.0	91.5
Weighted average shares outstanding - diluted	91.7	92.2	91.9	92.5

Varian Medical Systems, Inc. and Subsidiaries
Preliminary Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	September 27,	September 28,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$531.4	$504.8
Trade and unbilled receivables, net	1,106.3	1,009.9
Inventories	551.5	438.1
Prepaid expenses and other current assets	204.0	233.3
Current assets of discontinued operations	—	2.3
Total current assets	2,393.2	2,188.4

Property, plant and equipment, net	311.5	274.6
Goodwill	608.0	293.6
Intangible assets	309.6	101.1
Deferred tax assets	85.1	102.2
Other assets	381.0	292.8
Total assets	$4,088.4	$3,252.7

Liabilities and Equity
Current liabilities:
Accounts payable	$248.5	$190.3
Accrued liabilities	442.2	419.7
Deferred revenues	766.0	729.7
Short-term borrowings	410.0	—
Total current liabilities	1,866.7	1,339.7
Other long-term liabilities	426.6	324.3
Total liabilities	2,293.3	1,664.0

Equity:
Varian stockholders’ equity:
Common stock	90.8	91.2
Capital in excess of par value	845.6	778.1
Retained earnings	952.6	780.4
Accumulated other comprehensive loss	(105.3)	(65.3)
Total Varian stockholders’ equity	1,783.7	1,584.4
Non-controlling interests	11.4	4.3
Total equity	1,795.1	1,588.7
Total liabilities and equity	$4,088.4	$3,252.7

Discussion of Non-GAAP Financial Measures
This press release includes the following non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings: non-GAAP operating earnings, non-GAAP net earnings and non-GAAP net earnings per diluted share. We define non-GAAP operating earnings as operating earnings excluding amortization of intangible assets and inventory step-up, acquisition-related expenses or benefits and in-process research and development, impairment charges, and significant litigation charges and legal costs. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed below.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP operating earnings and non-GAAP net earnings exclude the following items, except for gain and losses on equity investments, and significant non-recurring tax expense or benefit, which are only excluded from non-GAAP net earnings:
Amortization of intangible assets and amortization of inventory step-up: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets, the step-up of inventory values, and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets and amortization of inventory step-up allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.
Acquisition and integration-related expenses and in-process research and development: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, hedgi ng gains and losses, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, integration costs, breakup fees, write-off of in-process research and development, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Impairment charges: We incur impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.
Significant litigation charges or benefits and legal costs: We may incur charges or benefits as well as legal costs from time to time related to litigation and other contingencies. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.
Gains and losses on equity investments: We may incur gains and losses from the sale of our equity investments in privately-held companies. We do not trade equity investments, and we do not plan on these investments for funding of ongoing operations. We exclude such gains and losses because we do not believe they are reflective of our core business.
Significant non-recurring tax expense or benefit: We may incur significant tax expense or benefit as a result of tax legislation and/or a change in judgment about the need for a valuation allowance that are generally unrelated to the level of business activity in the period in which these tax effects are reported. We exclude such expenses or benefits from our non-GAAP net earnings because we believe they do not accurately reflect the underlying performance of our continuing business operations.

We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

The following table reconciles GAAP and non-GAAP financial measures:

Varian Medical Systems, Inc. and Subsidiaries
Reconciliation of Preliminary GAAP and Non-GAAP Financial Measures
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 2019	Q4 2018	FY 2019	FY 2018
Non-GAAP adjustments
Amortization of intangible assets and inventory step-up (1)	$20.0	$4.8	$37.1	$15.5
Acquisition-related expenses and in-process R&D (2)	8.4	2.5	44.2	36.4
Impairment charges (3)	—	0.3	50.6	22.4
Litigation charge and legal costs	1.2	—	3.9	—
Other	0.2	0.6	1.0	0.9
Total non-GAAP adjustments to operating earnings	29.8	8.2	136.8	75.2
(Gain) on equity investments (4)	—	—	(23.8)	—
Tax effects of non-GAAP adjustments	(6.2)	(2.3)	(6.6)	(16.0)
Significant effects of tax legislation (5)	(1.5)	(7.1)	6.3	207.8
Changes in deferred tax related to an acquisition (6)	—	(8.0)	2.5	(8.0)
Total net earnings impact from non-GAAP adjustments	$22.1	$(9.2)	$115.2	$259.0
Operating earnings reconciliation
GAAP operating earnings	$129.4	$133.1	$404.8	$437.4
Total operating earnings impact from non-GAAP adjustments	29.8	8.2	136.8	75.2
Non-GAAP operating earnings	$159.2	$141.3	$541.6	$512.6
Net earnings and net earnings per diluted share reconciliation
GAAP net earnings attributable to Varian	$89.3	$116.4	$310.5	$149.9
Total net earnings impact from non-GAAP adjustments	22.1	(9.2)	115.2	259.0
Non-GAAP net earnings attributable to Varian	$111.4	$107.2	$425.7	$408.9
GAAP net earnings per share - diluted	$0.97	$1.26	$3.38	$1.62
Non-GAAP net earnings per share - diluted	$1.21	$1.16	$4.63	$4.42
Shares used in computing GAAP and non-GAAP net earnings per diluted share	91.7	92.2	91.9	92.5

(1)	Includes $12.3 million, $1.9 million, $20.3 million and $6.5 million, respectively in cost of revenues for the periods presented.

(2)
Includes a $20.8 million charge associated with the write-off of in-process research and development acquired in the CyberHeart acquisition in fiscal year 2019. Includes $29.7 million in hedging losses related to the Australian dollar purchase price for the anticipated Sirtex Medical Limited acquisition, partially offset by $9.0 million for the Sirtex breakup fee in fiscal year 2018.

(3)	Includes a $50.5 million goodwill impairment charge related to our Proton Solutions business in fiscal year 2019.

(4)	Primarily includes $22.0 million gain on the sale of our investment in Augmenix in fiscal year 2019.

(5)
Represents the tax effect of a change in law related to the U.S. Tax Cuts and Jobs Act. The mandatory deemed repatriation of unremitted foreign earnings results in an estimated benefit of $1.5 million in the fourth quarter and an estimated charge of $6.3 million in fiscal year 2019 and a benefit of $8.5 million in the fourth quarter and an estimated charge of $164.6 million in fiscal year 2018. The corporate rate reduction resulted in a remeasurement of our deferred tax assets of $1.4 million in the fourth quarter and $43.2 million in fiscal year 2018.

(6)	Represents the charge to income tax expense due to the increase of a valuation allowance as a result of an acquisition.